SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 20, 2006

SIMMONS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-124138	20-0646221

(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800
Atlanta, Georgia	30328-6188

(Address of Principal Executive Offices)	(Zip Code)

770-512-7700
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Per-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2006, Simmons Company’s indirect subsidiary, Simmons Bedding Company (“Simmons Bedding”), and one of its subsidiaries, Simmons Acquisition Inc. (“SAI”), entered into a purchase agreement with SCI Income Trust (“SCI”) and Simmons Canada Inc. (“Simmons Canada”) (the “Purchase Agreement”), whereby SAI agreed to purchase all the securities of Simmons Canada from SCI for approximately C$130 million. SAI plans to finance the acquisition using proceeds from Simmons Bedding’s recently completed sale of Sleep Country USA, cash flows from operations and cash available under Simmons Bedding’s existing revolver loan. SCI, an income trust publicly traded on the Toronto Stock Exchange, will redeem all of its outstanding units for C$16.25 per unit in cash immediately following the completion of the purchase transaction.

Simmons Canada has been a licensee of Simmons Bedding since 1990 and is the second largest manufacturer of mattresses and foundations in Canada.

The Purchase Agreement is filed with this report as Exhibit 10.1; its contents are incorporated by reference into this Item 1.01. The preceding description of the terms of the Purchase Agreement is qualified in its entirety by reference to Exhibit 10.1 to this report.

Item 7.01. Regulation FD.

The contents of Item 1.01 are incorporated into this Item 7.01.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

2.1	Purchase Agreement by and among Simmons Bedding Company, Simmons Acquisition Inc., SCI Income Trust and Simmons Canada Inc. dated
September 20, 2006.
99.1	Press Release dated September 21, 2006 announcing that Simmons Bedding Company had entered into a definitive agreement to acquire Simmons Canada Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons Company has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

SIMMONS COMPANY

By:  /s/ William S. Creekmuir
William S. Creekmuir
Executive Vice President and Chief Financial Officer

Date: September 22, 2006

EXHIBIT INDEX

Exhibit
Number  Exhibit Name

2.1      Purchase Agreement by and among Simmons Bedding Company, Simmons Acquisition Inc., SCI Income Trust and Simmons Canada Inc. dated September 20, 2006.
99.1    Press Release dated September 21, 2006 announcing that Simmons Bedding Company had entered into a definitive agreement to acquire Simmons Canada Inc.